	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES RETIREMENT OF EXECUTIVE VICE PRESIDENT, NORTH AMERICAN AGRICULTURAL DIVISION

SEGUIN, Texas, March 2, 2015 -- Alamo Group Inc. (NYSE: ALG) announced today that Richard D. Pummell, Executive Vice President of Alamo’s North American Agricultural Division will be retiring effective May, 2015. We hope to announce his replacement in the next few weeks.

Rick Pummell commented, “It is with mixed feelings that I have decided that after 10 years with Alamo Group it is time to retire. I have been with the Company during many exciting times and the AG Division has been part of the Company’s growth. Beside the day-to-day business relationships, I have enjoyed working with a great group of professionals within the Company and the AG community and wish them every success in the future. I have enjoyed my time with Alamo, but it is time to pass the baton.”

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “Rick has been a key leader in Alamo’s growth and development during his time with the Company. His leadership has been evident in all aspects of our Agricultural Division’s development including operations, product development, geographic expansion and acquisitions. We appreciate his many contributions and I want to thank him for his years of service to our Company. He will certainly be missed, though he will be working with the Company on some consulting projects after retirement. We wish him all the best in his retirement.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,070 employees and operates 24 plants in North America, Europe and Australia as of December 31, 2014. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
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